Exhibit 5.1
September 14, 2010
NiSource Inc.
801 East 86th Avenue
Merrillville, Indiana 46410
Ladies and Gentlemen:
     We have acted as counsel to NiSource Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3ASR (File No. 333–148239) (the “Registration Statement”) filed by the Company and NiSource Finance Corp. with the Securities and Exchange Commission (the “Commission”) on December 21, 2007 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, which became effective upon filing pursuant to Rule 462(e) under the Securities Act, relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). We have also acted as counsel to the Company in connection with (i) the Terms Agreement (including the Underwriting Agreement incorporated by reference therein) dated September 8, 2010 entered into among the Company, Credit Suisse Securities (USA) LLC, as agent for the Forward Purchaser (defined below), and the underwriters named therein (the “Terms Agreement”) in connection with the Forward Agreements referred to below and (ii) letter agreements, dated September 8, 2010 and September 9, 2010, respectively, between the Company and Credit Suisse International (the “Forward Purchaser”) relating to the sale by the Company of an aggregate of 24,265,000 shares of Common Stock (the “Shares”) to the Forward Purchaser (collectively, the “Forward Agreements”).
     This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.
     In rendering the opinions in this letter we have assumed, without independent investigation or verification, that each party to each of the documents executed or to be executed, other than the Company, (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute such documents to which it is a party and to perform its obligations thereunder, (c) has taken all necessary action to authorize execution of such documents on its behalf by the persons executing same, (d) has properly executed and delivered, or will properly execute and deliver, each of such documents to which it is a party, and (e) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities necessary for such party to execute, deliver or perform its obligations under such documents to which it is a party. In addition, in rendering such opinions we have assumed, without independent investigation or verification, (i) that the execution and delivery of, and performance of their respective obligations under, the documents executed or to be executed by each party thereto, other than the Company, do not violate any law, rule, regulation, agreement or instrument binding upon such party and (ii) that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company.
     We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.
     Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Forward Agreements against payment of the agreed-upon consideration therefor, will be legally issued, fully paid and non-assessable.
     The foregoing opinion is limited to the General Corporation Law of Delaware (which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.
     The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed September 14, 2010 and to the reference to us under the caption “Validity of the Shares” in the prospectus supplement dated September 8, 2010 with respect to the Shares and under the caption “Legal Opinions” in the prospectus dated December 21, 2007 contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Robert J. Minkus